Contact:

Jeff LeFevre

Investor Relations

801-303-3438

jeff.lefevre@clearone.com

ClearOne’s Board of Directors Authorizes Stock Buy-back

SALT LAKE CITY, UTAH (May 16, 2012) — ClearOne (NASDAQ: CLRO) today announced the company’s Board of Directors has approved a stock repurchase program. Under the program, ClearOne is authorized to repurchase up to $2 million of its outstanding shares of common stock from time to time over the next 12 months in open market or privately negotiated transactions depending on prevailing market conditions and other factors.  The repurchase program may be suspended or discontinued at any time. All purchases will be executed in accordance with applicable federal securities laws.

 “Our current market valuation, cash balance and ongoing cash flow generation are all factors leading to our decision to activate a repurchase program, which we feel is an appropriate use of cash,” said Zee Hakimoglu, President, Chief Executive Officer and Chairman of ClearOne. “This move will also provide ClearOne with adequate flexibility for future initiatives.”

About ClearOne

ClearOne is a global company that designs, develops and sells conferencing, collaboration, streaming and digital signage solutions for audio, video and data multimedia communication.  The performance and simplicity of its advanced comprehensive solutions enhance the quality of life.  ClearOne products are designed for business and residential use, offering unprecedented levels of functionality, reliability and scalability.  More information about the company can be found at www.clearone.com.